Exhibit 10.10

Development and Clinical Supply Agreement

Contract Number: E86A1D4C-B3F9

Between

Rentschler Biotechnologie GmbH

- and -

Ultragenyx Pharmaceutical Inc.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CONTENTS

1	Definitions	3

2	Provision of Services	6

3	Material and Technology Transfer	9

4	Deliverables; Supply Failure; Acceptance & Rejection	11

5	Quarantine Shipment and Quarantine Production	12

6	Price and Payment Terms	13

7	Steering Committee	14

8	Audits and Inspections	16

9	Warranties (“Gewaehrleistungen”)	17

10	Liability and Indemnifications	19

11	Confidential Information	23

12	Intellectual Property Rights	25

13	Term and Termination	26

14	Force Majeure	28

15	Period for Limitation of Ultragenyx Claims	29

16	Applicable Law and Dispute Resolution	29

17	Quality Agreement	29

18	Miscellaneous	30

SCHEDULE ONE	Description of Cell Line and Ultragenyx Materials

SCHEDULE TWO	Offer No. A-2012/5-00171, including description of Project, Initial Project Plan, Prices

SCHEDULE THREE	Specifications (Schedule to be added during the course of the Project)

SCHEDULE FOUR	Certificate of Insurance

This Agreement (this “Agreement”) is made on the date of the last signature shown below (“Effective Date”)

Between:

(1)	Rentschler Biotechnologie GmbH, Erwin-Rentschler-Straße 21, 88471 Laupheim, Germany (hereafter referred to as “Rentschler”); and,

(2)	Ultragenyx Pharmaceutical Inc., 60 Leveroni Court, Novato, CA 94949, USA (hereafter referred to as “Ultragenyx”).

Purpose and Scope:

(A)	Rentschler is in the business of providing biotechnology development services including without limitation process development, validation, scale up services, production and product manufacturing services, quality assurance, regulatory support, analytical development, fill and finish services and quality control analysis in respect of intermediate drug products and bulk form active pharmaceutical ingredients; and

(B)	Ultragenyx is in the business of drug development and wishes to engage and contract with Rentschler for development services pursuant to which Rentschler is to further develop Ultragenyx’s laboratory scale process used in the manufacture of the recombinant enzyme beta-glucuronidase known as UX003 for initial scale up and validation of the process (“Project”). The Project is more fully described in the initial Project Plan in Schedule Two; and,

(C)	Rentschler is willing to provide the Services pursuant to the Project to Ultragenyx which Ultragenyx is willing to accept on the terms and conditions set out in this Agreement. This Agreement relates to the Quality Agreement with the contract number: 0467A7F4-15C7-.

Now it is Agreed as follows:

1	Definitions

For purposes of this Agreement, the terms defined in this Section shall have the respective meanings set forth below:

1.1	“Affiliate” means any Company, partnership or other entity which directly or indirectly Controls, is controlled by or is under common control with the relevant Party to this Agreement. “Control” means the ownership of more than fifty percent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the Party in question;

1.2	“Agreement” means this Development and Clinical Supply Agreement in its entirety including all Schedules;

1.3	“Applicable Laws” means all applicable laws, rules, regulations and guidelines that apply in Germany to the Services;

1.4	“Binding Reservation” means a reservation made by Ultragenyx to Rentschler to use the Rentschler facility for GMP manufacturing of Drug Substance, which reservation start date shall be agreed and documented in writing by the Parties.

1.5	“Business Day” means any day which is not a Saturday, a Sunday or a German public holiday and references to any time shall be to German time (GMT+one hour);

1.6	“Cell Line” means the cell line as described in Schedule One or any other cell line agreed between the Parties in accordance with Section 3.2 below. Where a strain has been specified in the Specification, references in this Agreement to Cell Line refer to that specified strain;

1.7	“Drug Substance” means the recombinant enzyme beta-glucuronidase;

1.8	“Drug Product” means the finished dosage form of the Drug Substance;

1.9	“Gewaehrleistungen” means certain contractual obligations hereunder, which in case of a breach have the consequences as ascribed to them in this Agreement, provided that in case of damages such damages must be caused by negligence or willful misconduct;

1.10	“GMP” means Good Manufacturing Practices as regulated under the German Pharmaceuticals Act (“Arzneimittelgesetz”), the German Regulation for Manufacturing of Medicinal Products and Active Ingredients (Arzneimittel- und Wirkstoffherstellungsverordnung), and the Guidelines to Good Manufacturing Practice of Medicinal Products for Human and Veterinary Use of the European Union, each of the foregoing as amended from time to time. Additionally, it shall mean the compliance with the Code of Federal Regulations, Title 21, Chapter I, Parts 210 and 211, as amended from time to time;

1.11	“Change Order” has the meaning set forth in Section 2.7;

1.12	“Confidential Information” means any and all information of whatever nature relating to either Party and their business affairs and all such other information relating to technology of whatever nature and application including, without limitation, all information relating to the Cell Line, Process, Product and strain, regardless of whether such information is specifically designated as confidential and regardless of whether such information is in written, oral, electronic or other form;

1.13	“Group” means the relevant Party and Affiliates from time to time;

1.14	“Intellectual Property Rights” means all intellectual property rights, including (without limitation) patents, supplementary protection certificates, petty patents, utility models, trade marks, database rights, rights in designs, copyrights and topography rights (whether or not any of these rights are registered, and including applications and the right to apply for registration of any such rights) and all inventions, know-how, trade secrets, techniques and confidential information and other proprietary knowledge and information, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions;

1.15	“Party” shall mean Rentschler or Ultragenyx individually and “Parties” shall mean Rentschler and Ultragenyx jointly;

1.16	“Permitted Recipients” shall mean the employees of Rentschler, Inc., (the sales and distribution unit of Rentschler located at 400 Oser Ave,, Suite 1650, Hauppauge, NY 11788, USA) and the directors, officers or employees of the respective Party who are required, on a strict need to know basis, in the course of their duties to receive and consider the Confidential Information for the purpose of enabling the relevant Party to perform its obligations under this Agreement provided that such persons are under obligations of confidence no less onerous than those contained herein at Section 11 which are imposed on the recipient Party;

1.17	“Price” means the price for the Services as defined in Schedule Two;

1.18	“Process” means the method of manufacture and processing of the Product from the Cell Line which, pursuant to the Services, is to be further developed by Rentschler under this Agreement;

1.19	“Product” means Drug Substance or Drug Product as required by the context;

1.20	“Project Plan” means the plan describing all activities to be performed under this Agreement, including any update and amendment of the Project Plan, as evidenced by a Change Order. The initial Project Plan is included in Schedule Two;

1.21	“Quarantine Production” means any production of Product with materials that were not released or were delivered without a certificate of release;

1.22	“Quarantine Shipment” means any transport of a batch of Product before a certificate of release has been issued;

1.23	“Schedule” means the schedule (or schedules as appropriate) to this Agreement which specify the Services, payment terms and other relevant details referred to under this Agreement;

1.24	“Services” means any or all parts of the services to be performed under this Agreement in pursuance of the Project as more fully described in Schedule Two;

1.25	“Specifications” means the specifications of the Product as described in Schedule Three, as amended from time to time;

1.26	“Steering Committee” means the body organised in accordance with and pursuant to the rules under Section 7;

1.27	“Testing Laboratories” means any third party qualified according to Rentschler’s standard operating procedures that is instructed by Rentschler to carry out tests on the Cell Line, the Process, Ultragenyx Materials or the Product pursuant to the performance of the Services under this Agreement;

1.28	“Ultragenyx Materials” means the Cell Line and all other materials provided by Ultragenyx, its Affiliates or agents to Rentschler and as described in Schedule One;

1.29	“Working Package” means a particular activity or series of activities that constitute a main step in the performance of the Services and which is more clearly identified in Schedule Two by the breakdown of the Services into separate stages;

2	Provision of Services

2.1	Rentschler will perform the Services diligently using its professional skill and care in accordance with the terms of this Agreement and the Project Plan and will use its commercially reasonable endeavours to meet the Specifications. Rentschler shall perform the Services under this Agreement according to the Project Plan, in accordance with GMP (as applicable per Section 2.2), and subject to terms and conditions as set out herein. Rentschler will conduct all of its activities under this Agreement in compliance with all Applicable Laws.

2.2	Only those parts of the Services will comply with GMP that are explicitly designated to comply with GMP in Schedule Two. Should during the term of this Agreement new interpretations of GMP (the “Interpretations”) become available, the Parties will discuss the Interpretations and decide on their application regarding the Services. Should the Parties be unable to reach an agreement on the applicability of Interpretations, the final decision shall be with Ultragenyx. However, Rentschler is in any such case entitled to increase the Price if and to the extent Interpretations require additional Services directed specifically to the Process and/or Product (i.e., not to include services which Rentschler would have to perform to be able to provide GMP conforming services also to other customers).

2.3

As of the Effective Date, Ultragenyx is committed to engaging Rentschler to provide the Services and to paying Rentschler for such Services, in each case, as generally described in Schedule Two. However, because of the inherent uncertainty in timelines for Product development, the Parties hereby agree to discuss and finalize, after the Effective Date, a Binding Reservation for Rentschler’s GMP manufacturing of Drug Substance. Once a Binding

Reservation has been made, but subject to the last paragraph in this Section 2.3, if Ultragenyx cancels the Binding Reservation, the Exit Fee is as follows:

2.3.1	In case of a cancellation during the period from and including the [***] to and including the [***] month before the start date of the Binding Reservation [***]% of the total remuneration for the respective Services;

2.3.2	In case of a cancellation during the period from and including the [***] to and including the [***] month before the start date of the Binding Reservation [***]% of the total remuneration for the respective Services;

2.3.3	In case of a cancellation during the period from the [***] to and including the [***] month before the start date of the Binding Reservation [***]% of the total remuneration for the respective Services;

2.3.4	In case of a cancellation within [***] month before the start date of the Binding Reservation [***]% of the total remuneration for the respective Services.

Rentschler shall use commercially reasonable efforts to mitigate any losses or damages it may incur due to Ultragenyx’s cancellation of the Binding Reservation. If Rentschler mitigates such losses or damages so that it incurs no damage or significantly less damage as a result of the cancellation, Ultragenyx must only reimburse Rentschler for the unmitigated costs of the cancellation. This applies in particular if Rentschler can use the production time for another comparable manufacturing.

For clarity, if (1) Ultragenyx cancels the Binding Reservation because [***], then in either case, the foregoing Exit Fee [***].

2.4	If (1) Ultragenyx cancels or postpones the Services concerning Drug Product for a reason within Ultragenyx’s control and not the result of Rentschler’s policies, or (2) other deviations to the respective timelines stated in Schedule Two are caused by reasons within Ultragenyx’s control and not the result of Rentschler’s policies, then in either case, Rentschler is entitled to require that Ultragenyx pay the following reimbursement for the unused production facilities:

2.4.1	In case of a cancellation, postponement or delay during the period from the [***] to and including the [***] week before the production time: [***]% of the remuneration for the respective Services;

2.4.2	In case of a cancellation, postponement or delay during the period from the [***] week to and including the [***] week before the production time: [***]% of the remuneration for the respective Services;

2.4.3	In case of a cancellation, postponement or delay during the period from the [***] week to and including the [***] week before the production time: [***]% of the remuneration for the respective Services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rentschler shall use commercially reasonable efforts to mitigate any losses or damages it may incur due to Ultragenyx’s cancellation, postponement or delay regarding the Drug Product. If Rentschler mitigates such losses or damages so that it incurs no damage or significantly less damage as a result of the cancellation, postponement or delay in the provision of materials or information, Ultragenyx must only reimburse Rentschler for the unmitigated costs of the cancellation, postponement or delay. This in particular applies if Rentschler can use the production time for another order.

For clarity, if Ultragenyx notifies Rentschler of a cancellation, postponement or delay prior to the [***] week before the production time, then the foregoing reimbursement shall [***].

2.5	Rentschler shall make available to Ultragenyx within a reasonable period of time upon completion of any Working Package as outlined in the Project Plan and – irrespective of the status of the Services – upon reasonable request of Ultragenyx, copies of all relevant documentation and information resulting from the Services in order to enable Ultragenyx to evaluate the status and to meet any statutory or regulatory requirements.

2.6	In the performance of the Services Rentschler may subcontract certain part(s) of the Services to a Testing Laboratory and is permitted to sublicense to such Testing Laboratory, but only for the purpose of performing those part(s) of the Services, any license from or grant of rights by Ultragenyx to Rentschler in respect of Ultragenyx Intellectual Property Rights and Ultragenyx Materials. Rentschler shall procure that all Testing Laboratories are subject to confidentiality obligations and intellectual property obligations corresponding to the obligations under Section 11 and Section 12 below. For clarity, Rentschler shall obtain Ultragenyx’s prior written consent before subcontracting Services to any third party that is not a Testing Laboratory.

2.7	The Services (including the Price thereof) as described on the Project Plan may be amended by a written change order that specifies the particular change(s), including any changes to the nature of the Services, the timeline for such Services, and the Price associated with such Services (a “Change Order”). A Change Order may be submitted by either Party to the other, provided that such Change Order shall not be effective until signed by Ultragenyx and Rentschler in accordance with the provisions of Section 18.1.

2.8	Ultragenyx acknowledges and accepts that the Services are dependent upon living systems and that they are experimental in nature. Accordingly, the Parties agree that because of these factors and the unpredictable nature of the Services, the timelines and anticipated results expected by the Parties that are more fully described in the Schedules are estimates only and that provided Rentschler has complied with Section 2.1 it shall not be liable for failing to achieve any target results, milestones or timelines or completing the Services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.9	As Ultragenyx wishes to have a prompt start with the clinical program, Rentschler will manufacture the first batch of Drug Substance after the consolidation run according to GMP (“First Batch”). Ultragenyx is aware that a successful GMP engineering run is required to confirm feasibility of the manufacturing of Drug Substance. Therefore, the Parties agree that Rentschler shall not be obligated to meet any Specifications for the First Batch and Ultragenyx assumes all risks, responsibilities and costs associated with the manufacturing of the First Batch, except in case of damages caused by Rentschler’s gross negligence or willful misconduct. For the avoidance of doubt, manufacturing as used in this Section shall also comprise the testing of the Product. The provisions in this section also apply to the first batch of Drug Product manufactured by Rentschler for Ultragenyx as, upon request by Ultragenyx, there will not be a technical fill to confirm feasibility of the GMP-conform manufacturing of Drug Product.

2.10	As of the Effective Date, the Parties intend that Rentschler shall be the First Supplier to Ultragenyx of Product to the extent Ultragenyx demands such Product and Rentschler has available capacity and the manufacturing is reasonably feasible at Rentschler’s facility. In such case, the Parties intend that “First Supplier” means that Ultragenyx will not source larger quantities of Product from another supplier than from Rentschler per year. The Parties shall endeavor in good faith to negotiate a definitive agreement for commercial supply of Product in a timely manner. To this end, the Parties shall initiate negotiations, if possible before the planned production start for the commercial supply, however, not later than the first submission of a BLA (US) or MAA (EU) for the Drug Product. For clarity, this Section 2.10 describes the Parties’ good faith intentions as of the Effective Date but shall not be interpreted as a binding commitment on either Party with respect to Rentschler being a First Supplier to Ultragenyx nor the Parties concluding a definitive commercial supply agreement.

3	Material and Technology Transfer

3.1	Ultragenyx shall reasonably and timely support Rentschler as required to perform and to facilitate the proper provision of the Services and Ultragenyx shall deliver to Rentschler, DDP Rentschler’s facility at Laupheim (Incoterms 2010), as of the Effective Date all Ultragenyx Materials and such other physical materials that are under Ultragenyx’s custody, control, ownership or influence that are necessary for Rentschler’s performance of the Services including without limitation those materials identified in Schedule One. Ultragenyx shall at its own cost upon reasonable notice deliver to Rentschler further samples of such materials as are reasonably necessary and requested by Rentschler during the Term of this Agreement to facilitate Rentschler’s proper performance of the Services. Ultragenyx shall inform Rentschler’s incoming goods department (ware- neingang@rentschler.de) and the project manager of any delivery to be made according to this Section 3.1 at least [***] Business Days before any such delivery to Rentschler is triggered. Rentschler acknowledges that the Ultragenyx Materials may have biological properties that are unpredictable and unknown at the time of transfer. However, Ultragenyx confirms that it has provided all safety

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

data and information available to Ultragenyx that are responsive to Rentschler’s safety requirements pertaining to the Cell Line and the Ultragenyx Materials, as set forth on Schedule One. Ultragenyx represents and warrants that, to Ultragenyx’s knowledge, the Ultragenyx Material will not be contaminated and will not have hazardous properties except as disclosed in such safety data and information from Ultragenyx, provided that Ultragenyx has tested the material in accordance with the corresponding provisions in Schedule Two. Additionally, Ultragenyx will provide Rentschler with any further data coming to Ultragenyx’s knowledge regarding the safety of the Ultragenyx Materials.

3.2	Immediately upon supply of the Ultragenyx Materials to Rentschler, Rentschler shall inspect the Ultragenyx Materials in accordance with the Project Plan in order to determine whether the Ultragenyx Materials may be acceptable and presumably suited for the Process according to the criteria listed in Schedule Two. Except for Rentschler’s negligent or willful breach of this Agreement, Rentschler shall not be liable for whatever reason for the unsuitability of the Ultragenyx Materials for the Process. If Rentschler determines that it will not be able to use the supplied Ultragenyx Materials for the Process in accordance with this Agreement, it shall inform Ultragenyx hereof without undue delay. In such event, Ultragenyx shall use all reasonable efforts to provide Rentschler with alternate, suitable Ultragenyx Material, and Rentschler shall use all reasonable efforts and will collaborate with Ultragenyx in order to select such other cell line or other material, as the case may be, or make such reasonable modifications and adjustments to procure alternate Ultragenyx Material as soon as possible. If Rentschler refuses the initial Cell Line and Ultragenyx is unable to provide an alternate, suitable Cell Line for the Process within a [***] week period, Ultragenyx shall have the right to terminate this Agreement in accordance with Section 13.3 below. In the event of any delays caused by an unsuitable Ultragenyx Material and/or delayed receipt of Ultragenyx Material, Ultragenyx shall be liable for and shall bear any costs and consequences associated therewith and the timelines of the Project Plan shall be adjusted accordingly.

3.3	Ultragenyx shall make available to Rentschler as of the Effective Date in a useable and understandable format all Ultragenyx know-how and Confidential Information which is relevant to the Cell Line, Process, Product, Services and the Project, including without limitation full and complete details of Ultragenyx’s laboratory scale process, that are necessary for Rentschler’s performance of the Services.

3.4	When reasonably required by Rentschler or where stipulated in any Schedule, Ultragenyx shall, at its own cost and expense, supply to Rentschler suitably skilled, educated and technical employees or representatives with knowledge of the Project, Process, Cell Line, Product and Ultragenyx Materials for the purpose of facilitating and assisting the technology transfer of the Project technology to Rentschler to enable Rentschler to perform the Services hereunder. Ultragenyx shall ensure that such employees or representatives will (i) be subject to enforceable obligations of confidentiality preventing them from using any information of a confidential nature which they acquire during such visit; and (ii) obey the rules at Rentschler’s facility at Laupheim with regard to health and safety, GMP and Ultragenyx confidentiality.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5	Ultragenyx hereby grants to Rentschler, for the Term of this Agreement and for the sole purpose of performing the Services in accordance with the Project Plan, a royalty free worldwide non-exclusive license in respect of all Ultragenyx Intellectual Property Rights which are required by Rentschler for the proper performance of the Services hereunder.

3.6	Rentschler shall be responsible for the storage, handling and processing of the Ultragenyx Materials in accordance with Ultragenyx’s reasonable written instructions and the terms of the Quality Agreement. Rentschler shall use the Ultragenyx Materials solely as necessary to conduct the Services and shall not sell, transfer, lease, or license the Ultragenyx Materials to any third party except as expressly permitted under Section 2.6. Subject to Sections 10.5 through 10.7, Rentschler shall bear all risk of loss of the Ultragenyx Materials following delivery to Rentschler and shall replace at its cost any damaged or spoiled Ultragenyx Materials after delivery.

4	Deliverables; Supply Failure; Acceptance & Rejection

4.1	Rentschler will throughout the performance of the Services keep Ultragenyx reasonably and thoroughly informed of the progress of the Services.

4.2	Upon conclusion of the Services and upon receipt of full payment in respect of sums properly owed to Rentschler hereunder, Rentschler shall deliver to Ultragenyx a comprehensive documentation on the Services which shall comprise the results and reports generated pursuant to the Services.

4.3	Subject to Section 2.2, Rentschler will manufacture the Products for the use in clinical trials in accordance with GMP and the applicable Specifications according to Schedule Three and, if requested by Ultragenyx, package and label the Products in accordance with applicable regulatory requirements and subject to conditions to be agreed between the Parties, and deliver the Products EXW Laupheim (as defined by Incoterms 2010) in accordance with the estimated timelines in the Project Plan. Jointly with the delivery of the Products, Rentschler shall deliver to Ultragenyx the certificate of analysis, the certificate of conformity and such other documentation as is reasonably required to meet all applicable statutory and regulatory requirements.

4.4	If, following validation of the Product, Rentschler fails to deliver on a timely basis the full amount of Product ordered, Ultragenyx shall have the right to require Rentschler to cancel any part of such order with respect to which delivery has failed, provided that Rentschler may first attempt to remedy the failure in accordance with Section 13.2.2. The aforementioned remedy shall be Ultragenyx’s sole remedy in case Rentschler successfully remedies such failure in accordance with Section 13.2.2. Further, should either Party perceive that a shortfall in delivery of Product by Rentschler is likely to occur for any reason, the Parties shall discuss appropriate steps to alleviate such a shortfall.

4.5	Following validation of the Product, Ultragenyx may reject any portion of any shipment of Product that does not conform to the Specifications. In order to reject delivery of an order of Product, Ultragenyx must give written notice to Rentschler of Ultragenyx’s rejection of any delivery within [***] days after receipt of such delivery, which notice shall specify Ultragenyx’s reason(s) for rejection. If no such notice of rejection is received within [***] days of delivery of the order, Ultragenyx shall be deemed to have accepted such delivery of Product; provided, however, that in the case of Product having defects that are not discoverable upon reasonable physical inspection and testing but are discovered at a later time (e.g., in the course or as a result of long-term stability studies) (“Latent Defect(s)”), Ultragenyx may reject such Product by giving written notice to Rentschler of Ultragenyx’s rejection of such Product within [***] days after discovery of such Latent Defect(s). Product rejected by Ultragenyx will be returned to Rentschler at Rentschler’s request and at Rentschler’s expense. Whether or not Rentschler accepts Ultragenyx’s basis for rejection, Rentschler will promptly initiate action to supply replacement Product at no additional cost after receiving Ultragenyx’s rejection notice. The aforementioned remedy shall be Ultragenyx’s sole remedy in case Rentschler promptly initiates such corrective action and successfully supplies replacement Product within a reasonable time. Within [***] days of receiving any notice of rejection from Ultragenyx, Rentschler will respond stating whether (i) it accepts the rejection or (ii) it disputes the rejection, in which case the Parties will refer such dispute to a mutually acceptable independent third party with the appropriate expertise to assess the conformity or non-conformity of the rejected Product to Specifications. In the event the Parties are unable to agree within [***] calendar days on the person of such third party, each Party may request the appointment of such third party by the President of the Zurich Chamber of Commerce. The costs of such expert opinion shall be borne equally by the Parties. Such independent third party shall test the applicable Product and shall determine whether such Product met or did not meet the applicable Specifications. The Parties agree that such third party’s determination shall be final and binding upon the Parties. The Party against whom the independent third party rules shall bear the costs of testing by such independent third party. In case the independent third party determines that Product did meet the Specifications, Ultragenyx will reimburse Rentschler for any actual costs incurred by Rentschler in providing such replacement of Product.

5	Quarantine Shipment and Quarantine Production

5.1	Rentschler may initiate a Quarantine Shipment upon Ultragenyx’s written request in order to provide that Ultragenyx receives the respective Products in a timely manner.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2	If Rentschler receives materials (especially active pharmaceutical ingredients) that are required for the performance of the Services and that were not released and/or were delivered without a complete certificate of release, the project leader will inform Ultragenyx hereof promptly. Upon written request by Ultragenyx, Rentschler will conduct a preliminary analysis (identity, sterility and BSE/TSE) of the materials and perform a Quarantine Production in order to ensure that the manufacturing process is not delayed.

5.3	Ultragenyx assumes all risks, responsibilities and costs associated with a Quarantine Shipment or Quarantine Production, except in case of Rentschler’s gross negligence or willful misconduct.

6	Price and Payment Terms

6.1	Rentschler shall be paid the Price by Ultragenyx. The Price is exclusive of taxes, duties, levies, Value Added Tax, other fees of whatever nature imposed by or under the authority of any government or public authority (other than taxes on Rentschler’s income), Capacity Fees or external costs (as indicated in Schedule Two), raw material costs or other expenses set out herein that Rentschler incurs or charges to provide the Services and which Ultragenyx hereby agrees to pay. In respect of the external costs and raw material costs Rentschler has provided an estimate of those separate costs in Schedule Two but the final payment in respect of the same will be subject on the quantity used and any changes in market price during the Term. An administrative and handling fee, not to exceed [***] percent ([***]%), will be added to costs accrued in connection with material supply, but not to other external costs (e.g. bulk harvest safety testing, virus validation studies and analytics that are not performed by Rentschler). In each invoice, Rentschler shall itemize all external costs that exceed [***] Euros (€ [***]).

6.2	All prices are in Euro and all invoices will be raised in Euro and will be paid in Euro.

6.3	All payments shall be paid by Ultragenyx without any deductions or deferment and according to the payment schedule in Schedule Two. In the event that Ultragenyx disputes a portion of a particular invoice, Ultragenyx shall so notify Rentschler within [***] days after receiving such invoice. The Parties shall thereafter discuss the disputed portion of the invoice. If the disputed portion of the invoice is less than [***] percent ([***]%) of the total invoiced amount, then Ultragenyx shall pay the full invoiced amount and, if the Parties agree after discussion that such disputed amount was not properly owed to Rentschler, Rentschler shall credit Ultragenyx such disputed amount on the following invoice or if no following invoice is expected, shall promptly reimburse Ultragenyx the disputed amount. If the disputed portion of the invoice is equal to or greater than [***] percent ([***]%) of the total invoiced amount, then Ultragenyx shall not pay Rentschler such disputed portion of the invoice, but shall pay the undisputed portion, until the Parties have discussed and resolved the dispute. If the Parties agree after discussion that the disputed amount was properly owed to Rentschler,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Ultragenyx shall promptly pay Rentschler such amount. Ultragenyx shall have no right to retain undisputed sum(s) of such invoice and shall pay such sums in accordance with the terms of this Section 6.

6.4	Rentschler’s hourly rates for the remuneration of Services as mentioned in this Agreement are:

Analytical Work—Development	€	[	***]
USP/DSP Work	€	[	***]
Project Management	€	[	***]
Regulatory Affairs and Quality Assurance	€	[	***]
Parenterals Leading	€	[	***]
Analytical Work—Routine	€	[	***]
Parenterals Production	€	[	***]
Services (Technical Staff and the like)	€	[	***]

Rentschler can adjust the hourly rates for the period of a further [***] months from the time of the start of the [***] month onwards in the same ratio by which the [***] has changed.

6.5	In the event of default of payment of an undisputed sum on the due date, Rentschler shall give Ultragenyx no less than [***] days written notice following which if such payment has not been received in full, Rentschler shall be entitled, at its own discretion and without any liability to Ultragenyx, to suspend the Services.

7	Steering Committee

7.1	The Parties shall—if not before—promptly after the Effective Date, form the Steering Committee which shall comprise a minimum of two (2) and an equal number of representatives (“Representatives”) from each of Rentschler and Ultragenyx, and each Party shall notify the other of its elected Representatives. Each Representative shall carry an equal vote and proxy votes may be granted by Representatives to their fellow Representative(s) if they are unable to attend meetings. The Steering Committee will take action by unanimous consent of its Representatives.

7.2	Each Party shall be entitled to change their respective nominated Representatives at any time and shall promptly give written notice of the change to the other Party including the new contact details of the new Representative(s) in any event no less than [***] Business Days after the change has been implemented.

7.3	The quorum for the Steering Committee shall be a minimum of two (2) Representatives from each Party. The Steering Committee may meet in person or by telephone and advance written notice of not less than two (2) Business Days must be communicated to no less than two (2) Representatives of each Party should a meeting be requested.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.4	The primary function of the Steering Committee is to ensure the ongoing communication between the Parties and discuss and resolve any issues arising under the Project. The Parties agree that their Representatives will endeavour to attend each meeting and both the Representatives and each Party shall discuss events in good faith with the aim of furthering and successfully concluding the Project. In addition to the primary function described above the Steering Committee shall also to take on the following responsibilities:

7.4.1	Discuss and seek resolution of issues around management of the Project;

7.4.2	Agree and monitor deadlines and milestones for the Project;

7.4.3	Agree and discuss amendments to the Specifications, including amendments due to comments or requirements from regulatory agencies, provided that in no event shall Rentschler implement any change to the Specifications without Ultragenyx’s prior written consent and, in the event of a disagreement between Ultragenyx and Rentschler, and not withstanding anything to the contrary in Section 7.6, the Parties must jointly agree on changes to the Specifications;

7.4.4	Agree and discuss any changes to the Services, provided that any change to the Services must be evidenced by a signed Change Order in accordance with Section 2.7.

7.5	The Steering Committee shall meet at such times as the Steering Committee determines reasonably necessary to monitor the progress of the Services and issues arising therefrom. Each Party may call for an extraordinary meeting of the Steering Committee up to [***] times per calendar year with [***] day advance notice.

7.6	Should the Steering Committee be unable to reach agreement on any issue or should the Steering Committee not have met for a requested extraordinary meeting with the quorum according to Section 7.3 even after the second call for such a meeting, the issues shall be referred to a personal face-to-face meeting between senior executives of Rentschler and Ultragenyx both of whom shall act in good faith and discuss the issues to seek a resolution amicably acceptable to both Parties and if resolved the resolution shall be binding and final. The meeting shall take place within [***] days of the date of the relevant referral. In case such persons cannot agree within further [***] days after such face-to-face meeting, then the following shall apply:

7.6.1	If the dispute is predominantly concerned with a scientific or technical issue then the entire dispute shall be referred to an independent third party expert (appointed jointly by the Parties who is an expert in the particular scientific or technical area at issue and who shall act as an expert and not an arbitrator). In the event the Parties are unable to agree within [***] calendar days on the person of such third party, each Party may request the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

appointment of such third party by the President of the Zurich Chamber of Commerce. The costs of such expert opinion shall be borne equally by the Parties. The decision of the independent expert shall be given in writing and in English and considered final and binding on the Parties except if there has been a manifest error on the face of the decision whereupon the Parties may revert to their respective remedies under Section 16.2.

7.6.2	If the dispute is predominantly concerned with an issue other than scientific or technical then it shall be resolved in accordance with Section 16.2 below.

8	Audits and Inspections

8.1	Audits

Ultragenyx shall be entitled to an initial [***]-day audit with one auditor or one team of Rentschler’s production site and related facilities used for the Services and to a [***]-day audit of one auditor or one team per year with [***] months prior notice. Ultragenyx will have the option, at Ultragenyx’s expense, to designate an independent third party, reasonably acceptable to Rentschler, to verify that all Services according to Section 2.2 are in compliance with GMP and all Applicable Laws. Further, Ultragenyx may audit those parts of Rentschler’s books and records which contain specific entries referring to Ultragenyx, if there is competent evidence that a material issue or a violation has occurred or will occur with respect to the U.S. Foreign Corrupt Practices Act of 1977 (as amended) (the “FCPA”) or the U.S. Travel Act. For the avoidance of doubt, this does not entitle Ultragenyx to pre-trial discoveries in the sense of US procedural law. Any additional audit will be charged to Ultragenyx on a time and material basis depending on the scope of such audit. Notwithstanding the foregoing, if any such audit is a for-cause audit or follow up audit of an audit during which deficiencies or conditions requiring corrective action were identified, then the notice period shall be reduced to thirty days and Rentschler will not charge Ultragenyx for any costs or expenses (whether internal or external) related to such audit.

8.2	Inspections

In respect of GMP Services, Rentschler shall reasonably permit a governmental or regulatory authority body to enter those areas of Rentschler’s premises concerned with the Services for the sole purpose of observing and inspecting the performance of the GMP Services and those records of Rentschler specific to the GMP Services where such entry is reasonably necessary or mandatory in order for Ultragenyx to maintain, approve, apply for or amend its regulatory application or approval in respect of the Product. Such inspections are subject to (i) the individuals representing such government or regulatory authority body obeying and adhering to the rules and regulations in place at Rentschler concerning health and safety, GMP and Ultragenyx confidentiality; and (ii) in the case of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

inspections by a governmental or regulatory authority body other than the regional council Tübingen (“Regierungspräsidium Tübingen”), Rentschler being entitled to charge Ultragenyx for such inspections at Rentschler’s then standard rates, provided that such charges shall not exceed [***] Euros (€ [***]) for an audit consisting of [***] auditors for [***] days duration.

9	Warranties (“Gewaehrleistungen”)

9.1	Ultragenyx warrants (“gewährleistet”) to Rentschler that:

9.1.1	it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement.

9.1.2	it has the right to supply or license Rentschler with Ultragenyx Materials, Ultragenyx Intellectual Property Rights, and Confidential Information and, if necessary, has obtained for the benefit of Rentschler and advised Rentschler accordingly of all necessary license(s) as known to Ultragenyx’ best knowledge as of the Effective Date to allow Rentschler to use the transferred Process, Ultragenyx Materials, Ultragenyx Intellectual Property and Confidential Information for the provision of the Services, development of the Process and manufacture of Product;

9.1.3	to its best knowledge as of the Effective Date, the Ultragenyx Materials are free of all contaminants including without limitation any virus, bacteria (other than the Cell Line itself), prions, or other vectors and will not pose a health hazard or biohazard;

9.1.4	where it has provided Rentschler with or directed or stipulated that Rentschler use the Cell Line, to Ultragenyx’s best knowledge as of the Effective Date, Rentschler is lawfully entitled to use the Cell Line for the provision of the Services and manufacture of Product;

9.1.5	to its best knowledge as of the Effective Date, the use of the Cell Line, Ultragenyx know-how, Confidential Information, Ultragenyx Intellectual Property Rights and Ultragenyx Materials by Rentschler for the development of the Process and the manufacture of Products does not infringe any Intellectual Property Rights of a third party;

9.1.6	it will promptly inform Rentschler if it receives notice of any claim or potential claim relating to infringement or alleged infringement of any third party Intellectual Property Rights by virtue of Ultragenyx’s or Rentschler’s use of the Cell Line, Ultragenyx Information or Ultragenyx Materials or the manufacture of Product; and

9.1.7	to its best knowledge as of the Effective Date, the Ultragenyx Materials, Ultragenyx Intellectual Property Rights and Confidential Information transferred to Rentschler are all that is necessary for Rentschler to perform the Services (in addition to the Rentschler Intellectual Property Rights, Rentschler know-how and Rentschler’s Confidential Information) and are suitable for the performance of the Services; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.1.8	it shall not use, or make available for use, Product for human consumption except in human clinical trials in accordance with GCP.

9.2	Rentschler warrants (“gewährleistet”) to Ultragenyx that:

9.2.1	it is legally incorporated and in good standing in its country of incorporation and that it has the right to enter into this Agreement;

9.2.2	it has or will establish the necessary permits (including permit for work in a GMP environment), facilities and technically qualified employees that may be reasonably anticipated to be required for provision of the Services;

9.2.3	it shall diligently perform the Services in accordance with its obligations under Section 2.1;

9.2.4	to its best knowledge, the Rentschler Intellectual Property Rights and Rentschler know-how do not, on their own, infringe any Intellectual Property Rights of a third party;

9.2.5	to its best knowledge, the Rentschler Intellectual Property Rights and Rentschler know-how are all that is necessary for Rentschler to perform the Services (in addition to the Ultragenyx Intellectual Property Rights, Ultragenyx know-how and Ultragenyx’s Confidential Information) and are suitable for the performance of the Services;

9.2.6	it will not knowingly infringe or misuse a third party’s Intellectual Property Rights in its performance of the Services;

9.2.7	it will not misuse, sell or unlawfully disclose to a third party Ultragenyx Materials, Ultragenyx Intellectual Property Rights, Ultragenyx know-how and Confidential Information, nor assist another to do so;

9.2.8	it will use its reasonable endeavours to keep the Ultragenyx Materials and Cell Line safe and secure;

9.2.9	it will convey unencumbered title (save for any intellectual property rights which may exist) to Product to Ultragenyx upon delivery;

9.2.10	it will promptly inform Ultragenyx if it receives notice of any claim or potential claim relating to infringement or alleged infringement of any third party Intellectual Property Rights by virtue of its use of the Cell Line, Ultragenyx Information or Ultragenyx Materials or the manufacture of Product;

9.2.11	it will not with a corrupt intent directly or indirectly offer, promise, authorize, pay or give any money, favor, advantage, bribe, kickback, or anything else of value to any government official or entity or to any other individual or entity for purposes of obtaining, retaining, or directing business or any other improper advantage;

9.2.12	it has in good faith provided to Ultragenyx all documents and information of the character and type requested by Ultragenyx in writing in the course of Ultragenyx’s due diligence review of Rentschler. To Rentschler’s best knowledge, there are no documents or information of a character or type described in such request which have not been so provided by Rentschler; and

9.2.13	it shall respond to Ultragenyx’s requests for information, to the extent reasonable and related to Ultragenyx’s efforts to ensure compliance with the FCPA and any other applicable anti-corruption law.

9.3	In consideration of the express warranties set out above under this Section 9, to the maximum extent permitted by Applicable Laws and Swiss law (save for those express warranties set out above) neither Party makes or gives any other express or implied (whether by statute, custom or otherwise) warranties in relation to its respective obligations, duties or activities owed or performed under this Agreement and hereby excludes all such warranties.

9.4	If Ultragenyx finds any Service not to meet the warranties given by Rentschler in accordance with Section 9.2.3, Ultragenyx may upon notice to Rentschler require Rentschler to provide Services, which fully satisfy the given warranties of Section 9.2.3 at Rentschler’s sole risk and expense within the time periods stated in Section 13.2.2 for curing the breach. In the event, however, such remedial Services do not meet the warranties of Section 9.2.3 and Rentschler fails to rectify Ultragenyx’ warranty claim within the time periods stated in Section 13.2.2, Ultragenyx may terminate this Agreement in accordance with Section 13.2.2, and/or claim damages and indemnification in accordance with Section 10, including the limitation of liability provisions stated in Sections 10.5 through 10.7.

10	Liability and Indemnifications

Indemnification

10.1	Ultragenyx shall indemnify and hold harmless Rentschler and each of its directors, officers, employees, shareholders, and Testing Laboratories (the “Rentschler Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including but not limited to consequential losses and loss of profit, court costs and documented attorney’s fees and expenses together with any applicable taxes thereon) brought or incurred by third parties to the extent resulting from the following:

10.1.1	any material unremedied breach by the Ultragenyx Parties of the warranties given pursuant to Section 9.1;

10.1.2	any infringement or alleged infringement or breach of any third party rights by any Party, including without limitation any intellectual or industrial property rights, patents, trademarks, copyright, know-how or confidential information, by use of the Ultragenyx Intellectual Property Rights and/or Ultragenyx know-how and/or Ultragenyx Confidential Information and/or Ultragenyx Materials in the performance of the Services;

10.1.3	any product liability claims relating to the Product or Ultragenyx Materials including any derivatives of the foregoing, conjugated form or formulation of the same to the extent such claim is based on the use of the Product following the manufacturer’s release (except where such liability has arisen due solely to an act of at least gross negligence caused by Rentschler and is not covered under Ultragenyx’s product liability insurance);

10.1.4	the negligence of Ultragenyx in relation to the use, processing, storage or sale of the Product or any derivative, conjugated form or formulation thereof; or

10.1.5	any negligence or willful misconduct by Ultragenyx designed and intended to cause detriment to Rentschler in performance of its obligations under this Agreement;

provided, however, that Ultragenyx shall have no obligation to indemnify Rentschler to the extent that any losses, demands, claims liabilities, damages, costs and expenses are caused by Rentschler’s own negligence or willful misconduct in the performance of the Services or by Rentschler’s at least negligent breach of this Agreement.

10.2	Rentschler shall indemnify and hold harmless Ultragenyx and each of its directors, officers and employees (the “Ultragenyx Parties”) against any and all losses, demands, claims, liabilities, damages, costs and expenses (including but not limited to reasonable court costs and documented attorney’s fees and expenses together with any applicable taxes thereon) brought or incurred by third parties to the extent resulting from the following:

10.2.1	any material unremedied breach by the Rentschler Parties of the warranties given pursuant to Section 9.2;

10.2.2	any infringement or alleged infringement or breach of any third party rights by any Party, including without limitation any intellectual property rights, patents, trademarks, copyrights, know-how or confidential information, by use of the Rentschler Intellectual Property Rights and/or Rentschler know-how in the performance of the Services;

10.2.3	the negligence of Rentschler in relation to the use, processing, storage or sale of the Product or any derivative, conjugated form or formulation thereof; or

10.2.4	any negligence or willful misconduct by Rentschler designed and intended to cause detriment to Ultragenyx in performance of its obligations under this Agreement;

provided, however, that Rentschler shall have no obligation to indemnify Ultragenyx to the extent that any losses, demands, claims liabilities, damages, costs and expenses are caused by Ultragenyx’s own negligence or willful misconduct in the performance of its rights obligations hereunder or by Ultragenyx’s at least negligent breach of this Agreement.

Indemnification Procedure

10.3	The Party (the “Indemnitee”) that intends to claim indemnification under this Section 10 shall:

10.3.1	promptly, and in any event within [***] Business Days of it receiving notice of the claim, demand, threat or action, notify the other Party (the “Indemnitor”) in writing in general terms of any claim, demand, threat or action which has or has the potential to give rise to the Indemnitee seeking to rely on and claim the benefit of the indemnification together with notification of the Indemnitee’s intention to rely on such indemnity, provided however, that failure to give such notice shall not relieve the Indemnitor of its indemnification obligations except and only to the extent such failure actually and materially prejudices the ability of the Indemnitor to defend against such claims;

10.3.2	not prejudice any defense to any claim or attempt to settle or compromise such claim;

10.3.3	subject to its other rights and obligations and compliance with the procedures set out in this Section 10 permit the Indemnitor to have overall control of the conduct of the negotiations and the proceedings including any counterclaim;

10.3.4	cooperate as reasonably requested by the Indemnitor, at the Indemnitor’s expense, in the conduct of such claim (and any counterclaim); and

10.3.5	have the right (at the Indemnitor’s expense) to instruct independent counsel and participate in all proceedings and negotiations whether named or not as a party in the claim or proceedings.

10.4	The Indemnitor shall not settle or consent to an adverse judgment in any such claim, demand, action or other proceeding that adversely affects the rights or interests of any Indemnitee or imposes additional obligations (financial or otherwise) on such Indemnitee, without the prior express written consent of such Indemnitee (such consent to be at the Indemnitee’s sole discretion).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Limitation of Liability

10.5	In no event shall either Party be liable to the other Party for incidental, indirect or consequential damages or loss of profit arising from or related to a breach of this Agreement. The foregoing disclaimer of damages shall not apply in the case of (i) a breach of Section 11 (Confidentiality), (ii) personal injury or death, (iii) gross negligence or intentionally wrongful acts or omissions, or (iv) to third party claims subject to the indemnification provisions in Section 10.1 and Section 10.2.

10.6	Rentschler’s aggregate liability to Ultragenyx for any loss or damage suffered by Ultragenyx as a result of Rentschler’s negligent or willful breach of this Agreement or of any other liability in respect to Rentschler’s performance of the Services shall be except in cases of gross negligence or intentionally wrongful acts limited to

10.6.1	[***] percent ([***]%) of the [***] in case of negligence, or

10.6.2	the amount paid by Rentschler’s general liability insurance, whichever amount is higher.

10.7	The Parties’ liability and indemnification obligation as agreed to under this Section 10 shall be the Parties’ sole and exclusive liability and indemnification obligation towards each other and any further liability and indemnification obligation shall be explicitly excluded to the extent permitted by applicable law.

10.8	Insurance

Prior to the first commercial sale of a Product Ultragenyx shall obtain and shall thereafter maintain for [***] years after termination of this Agreement product liability insurance with a reputable and solvent insurance provider in an amount of at least $[***] per occurrence and in the aggregate. Such product liability insurance shall insure against all mandatory liability including liability for personal injury, physical injury and property damages. Further, Ultragenyx shall obtain any necessary patients insurance required to perform the clinical studies. Ultragenyx has obtained and will maintain during the Term of this Agreement general liability insurance of $[***] per occurrence and $[***] in the aggregate. Rentschler shall obtain and maintain during the Term of this Agreement and for [***] years thereafter-general liability insurance with a reputable and solvent insurance provider. Reference is made to Rentschler’s current certificate of insurance attached hereto as Schedule Four. The Parties shall provide each other written proof of the existence of such insurance upon request.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11	Confidential Information

11.1	The Parties acknowledge that there may be disclosure of each other’s Confidential Information to the other. In consideration of the disclosing Party making available its Confidential Information to the recipient Party, the recipient Party undertakes that it shall, and shall procure that each of its Permitted Recipients, shall:

11.1.1	treat and safeguard as private and confidential all the Confidential Information;

11.1.2	use the Confidential Information only for those purposes reasonably required or anticipated under this Agreement and without prejudice to the generality of the foregoing, not use any Confidential Information to obtain any commercial advantage over the disclosing Party;

11.1.3	ensure the proper and secure storage of all Confidential Information applying standards of care reasonably expected and no less stringent than standards applied to protection of recipient Party’s own confidential information;

11.1.4	not at any time without the disclosing Party’s prior written consent disclose or reveal, whether directly or indirectly any of the Confidential Information to any person whatsoever save its Permitted Recipients, and then on a limited need to know basis, who shall be informed by it of the confidential nature of the Confidential Information and of the confidentiality terms of this Agreement and for whom it hereby accepts full responsibility in the event that any such person shall breach the duty of confidence imposed upon them; and

11.1.5	not at any time have any discussion, correspondence or contact with any third party concerning the Confidential Information without the prior written consent of the disclosing Party.

11.2	The obligations in this Agreement regarding Confidential Information do not apply to the extent that the recipient Party can prove by written evidence that the respective Confidential Information:

11.2.1	is, at the time of its disclosure by the disclosing Party, wholly available to the public and could be obtained without reference to the Confidential Information by any person with no more than reasonable diligence;

11.2.2	becomes generally available to the public after such disclosure otherwise than by reason of a breach of any of the undertakings in this Agreement or any breaches of confidence by the recipient Party or its Permitted Recipients;

11.2.3	is, at the time of such disclosure, lawfully already within its possession;

11.2.4	is independently developed by the recipient Party without reference to the Confidential Information of the disclosing Party, as evidenced by records; or

11.2.5	was disclosed to an information technology service provider to implement, operate and/or maintain receiving Party’s technical or software internal systems, provided that the information technology service provider is sworn to secrecy and confidentiality obligations at equal terms as stipulated in this Agreement.

In addition, each Party may disclose Confidential Information of the other Party to the extent such disclosure is required by law or by any stock exchange or other regulatory authority having jurisdiction (but, for the avoidance of doubt, only to that extent).

11.3	For the avoidance of doubt, no provision in this Agreement shall restrict each Party’s right to disclose the existence of a business relationship between the Parties to potential customers.

11.4	Other than the limited and restricted rights of use set out in this Section 11 nothing in this Agreement intends to or has the effect of granting any right, title, license or interest in or to the recipient Party in respect of the disclosing Party’s Confidential Information.

11.5	If the recipient Party or any of its Permitted Recipients becomes compelled to disclose any Confidential Information in the circumstances described in Section 11.2 of this Agreement or a breach or threatened breach of this Section 11 occurs or becomes apparent or becomes aware of any misuse of the Confidential Information, the recipient Party shall inform the disclosing Party in writing of such obligation or fact as soon as possible after it is informed, or becomes aware, of it and if possible, before any Confidential Information is disclosed, so that (if the disclosing Party in its absolute discretion shall see fit) a protective order or other appropriate remedy may be sought. The recipient Party agrees to assist and co-operate (and shall procure that each of its Permitted Recipients shall, as appropriate, assist and co-operate) in any action which the disclosing Party may decide to take. The recipient Party shall notify the disclosing Party prior to each disclosure of Confidential Information if it is under any obligation which would or might compel it to disclose any Confidential Information and subsequent to such disclosure it shall not voluntarily assume any such obligation.

11.6	Except as otherwise provided for in this Agreement or otherwise required by law or administrative authorities, neither Ultragenyx nor Rentschler shall disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other Party.

11.7	Upon termination of this Agreement or at the request of the disclosing Party, each Party shall promptly return to the other, at the other’s request, any and all Confidential Information of the other (including copies of documents, computer records and records on all other media) then in its possession or under its control except that the receiving Party may retain one (1) copy of all such Confidential Information for legal archival purposes only. The receiving Party shall not be required to destroy any computer files stored securely by the receiving Party that are created during automatic system back-up.

11.8	The provisions of this Section 11 shall survive termination or expiry of this Agreement by the shorter of (i) [***] years after first commercial launch of a Product or (ii) [***] years after termination or expiry of this Agreement.

11.9	For the purposes of this Section Confidential Information of Cellca GmbH shall be deemed to be Confidential Information of Rentschler.

12	Intellectual Property Rights

12.1	Rentschler and Ultragenyx agree that any manufacturing process, protocol, assay, and formulation developed in the course of Rentschler’s performance of its obligation under this Agreement (together with all intellectual property rights therein) will be: (a) solely owned by Ultragenyx if solely related to Product, and Rentschler hereby assigns to Ultragenyx all of its rights and interest therein, provided that, in case of any invention made by an employee of Rentschler (“Inventor”), Ultragenyx compensates Rentschler for any payments due to the Inventor according to the German Act on Employee Inventions (“Arbeitnehmererfindungsgesetz”); and (b) solely owned by Rentschler if generally applicable to the manufacture of other products in addition to Product, and Rentschler hereby grants to Ultragenyx a fully-paid royalty-free, worldwide, perpetual license thereunder, with the right to grant sublicenses in multiple tiers, for Ultragenyx to make, have made, use, sell, offer for sale and import Ultragenyx products, including Product and its derivatives and analogues. In addition, Rentschler hereby grants Ultragenyx a fully-paid, royalty-free, worldwide, perpetual license, with the right to grant sublicenses in multiple tiers, under other patents and know-how owned or in-licensed by Rentschler that cover technology incorporated into the Services provided by Rentschler under this Agreement, for Ultragenyx to make, have made, use, sell, offer for sale and import Ultragenyx products, including Product and its derivatives and analogues (“Rentschler’s Background IP”). Upon Ultragenyx’s request, Rentschler shall transfer to Ultragenyx or its designee the know-how required for the exercise of the license granted to Ultragenyx hereunder regarding Rentschler’s Background IP.

12.2	Ultragenyx hereby grants to Rentschler a license under the Ultragenyx Intellectual Property Rights as specified in Section 3.5. Other than this license, Rentschler shall not acquire any rights whatsoever in Ultragenyx Intellectual Property Rights and Rentschler acknowledges that these rights belong exclusively to Ultragenyx.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.3	Each Party may file patent protection on any Intellectual Property Rights it owns or, as set forth above, subsequently owns under this Agreement and the other Party shall promptly upon request co-operate, at the requesting Party’s reasonable expense, with any requests to assist or enable the Party’s protection including but not limited to signing and delivering documents and other information necessary for the valid application and prosecution of any such patent.

13	Term and Termination

13.1	This Agreement shall commence on and become effective on the Effective Date provided that it has been lawfully executed by all Parties and will expire when the Services have been completed or terminated in accordance with this Section 13 (the “Term”). In respect of any part(s) of the Services which have been performed before the Effective Date the Parties agree that the performance of those part(s) shall be deemed to have been performed during the Term and governed by the terms of this Agreement.

Events of Termination

13.2	Subject to force majeure and notwithstanding Section 13.1, either Party (“Non-Defaulting Party”) may terminate this Agreement before expiry of the Term with immediate effect upon written notice to the other Party (“Defaulting Party”) if:

13.2.1	the Defaulting Party fails to pay any sum payable under this Agreement thirty (30) days after a written demand issued after the original due date;

13.2.2	the Defaulting Party makes or has made a material misrepresentation or commits a material breach of its obligations under this Agreement and, if the breach is capable of remedy, fails to remedy it during the period of thirty (30) days starting on the date of receipt of notice from the Non-Defaulting Party generally identifying the breach and requiring it to be remedied. Notwithstanding the foregoing, in the event the alleged breach in question is not reasonably capable of cure within the foregoing thirty (30) day period, but is otherwise capable of being cured within an additional one hundred fifty (150) days, the Defaulting Party may submit a reasonable cure plan prior to the end of such initial thirty (30) day cure period, in which case, the Non-Defaulting Party shall not have the right to terminate under this Section 13.2.2 with respect to such alleged breach for so long as the Defaulting Party is diligently implementing such cure plan, provided, however, that if the Defaulting Party fails to cure such breach (even if diligently implementing a cure plan) within one hundred eighty (180) days from the date of the first written notice identifying the material breach in reasonable detail, then the Non-Defaulting Party may terminate under this Section 13.2.2 upon expiration of such one hundred eighty (180) day period.

13.2.3	(i) the Defaulting Party is deemed unable to pay its debts within the meaning of Sections 17, 18 or 19 of the German Insolvency Act, or (ii) the assets of the Defaulting Party became part of insolvency proceedings, such right to terminate not existing if and as long as the (provisional) administrator continues business operations of the Defaulting Party and payments and counter payments are guaranteed for the time of administration, or (iii) an application to open insolvency proceedings at the Defaulting Party has been dismissed due to lack of assets; or (iv) any shareholders’ meeting is convened for the dissolution of the Defaulting Party.

13.2.4	the Defaulting Party ceases to carry on its business for a period of no less than sixty (60) days;

13.2.5	the Defaulting Party suffers, or there occurs in relation to that Party, any event which in the reasonable opinion of the Non-Defaulting Party is analogous to any of the events mentioned in Sections 13.2.1 to 13.2.4;

13.3	Notwithstanding Section 13.1 Rentschler and Ultragenyx may terminate this Agreement or any part of the Services on thirty (30) days advance written notice if the Steering Committee concludes that the Services cannot technically or scientifically or in any other way be delivered in accordance with this Agreement, and Ultragenyx may terminate this Agreement hereunder as set forth in Section 3.2 above. In the event this Agreement is terminated in accordance with this Section 13.3, Ultragenyx shall pay to Rentschler the sums specified pursuant to Section 13.5.

13.4	Ultragenyx may terminate this Agreement at any time before completion of the Services by giving no less than sixty (60) days advance notice in writing to Rentschler. In the event Ultragenyx elects to terminate this Agreement in accordance with this Section 13.4, it shall pay to Rentschler the sums specified pursuant to Section 13.5.

Consequences of Termination

13.5	In the event that this Agreement is terminated pursuant to Section 13.2 by Rentschler or based on the other extraordinary termination rights by either Party, neither Party shall incur any future liability towards the other Party other than:

13.5.1	in respect of any accrued rights;

13.5.2	the payment by Ultragenyx to Rentschler of sums due in respect to those Working Packages completed in accordance with this Agreement at the date of termination and a pro-rata Price for those Working Packages (fairly determined having regard to man hours, materials, profit element and uncancellable commitments incurred and unmitigated by Rentschler; provided that Rentschler shall use commercially reasonable efforts to mitigate any costs it may incur) which, at the date of termination, have not been completed but have been started and performed in accordance with this Agreement including all raw materials and other external costs incurred by Rentschler in performance of the Services; and,

13.5.3	in the event this Agreement is terminated pursuant to Section 13.2 by Rentschler or this Agreement or individual Working Package(s) are terminated by Ultragenyx based on the other extraordinary termination rights, Ultragenyx shall pay to Rentschler, in addition to any other sums payable under this Section 13.5, the amounts stated in Section 2.3 and Section 2.4 as applicable. For the avoidance of doubt, any payments made under this Section 13.5 shall not exceed the total Price of the Services plus actual costs incurred for raw materials and other external costs.

13.6	Termination of this Agreement for whatever reason shall not affect the accrued rights of either Rentschler or Ultragenyx arising under or out of this Agreement and all provisions which are expressed to survive this Agreement and the provisions of Sections 9, 10, 11, 12, 13, and 15 through 18 shall survive termination or expiry and remain in full force and effect.

13.7	The rights and licenses and the like granted in accordance with this Agreement and any claims either Party might have (whether or not notified to the other Party prior to the Termination) against the other Party as well as the liability and insurance provision of this Agreement shall unless otherwise stated survive the termination of this Agreement.

13.8	Upon expiry of this Agreement or termination of this Agreement pursuant to Section 13.2, Section 13.3 or Section 13.4 by either Party, Rentschler shall without undue delay transfer to Ultragenyx all data and information necessary to exercise the manufacture (e.g., cell banks, fermentation processes, product identity assays, in-process-control assays, standard operating procedures), make available Process related media and feeds, and furnish all assistance and answer all questions received from Ultragenyx regarding the Process, in order to allow Ultragenyx or a third party designated by Ultragenyx to replicate the Process and take over the manufacturing of Products. The costs of such transfer and assistance shall be borne by Ultragenyx.

13.9	For clarity, in the event this Agreement is terminated by Ultragenyx pursuant to Section 13.2, Ultragenyx shall not owe Rentschler the amounts stated in Section 2.3 and Section 2.4.

14	Force Majeure

14.1	Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement or the Services to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of such Party including but not limited to fires, earthquakes, floods, embargoes, wars, acts of war (whether war is declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labour disturbances, acts of God or other acts, omissions or delays in acting by any administrative authority or other party.

14.2	The Parties shall notify each other in writing of any force majeure event which prevents such Party from performing its obligations under this Agreement. In the event a force majeure situation continues for more than [***] months after notice is served, and is adversely effecting the performance of this Agreement, Ultragenyx will have the right, on [***] days advance written notice not to expire before the [***] month period to terminate this Agreement without any further liability towards Rentschler.

15	Period for Limitation of Ultragenyx Claims

If not explicitly otherwise provided for in this Agreement, but subject in all cases to Swiss law, claims by Ultragenyx in connection with this Agreement and/or the Services—regardless of their legal basis—are subject to a limitation period of [***] years after completion of the Services. The foregoing period of limitation shall not apply to any claim brought by Ultragenyx to the extent resulting from or relating to (1) Rentschler’s breach of the warranty in Section 9.2.11, which instead shall be subject to a limitation period of [***] years after completion of the Services, or (2) Rentschler’s gross negligence or willful misconduct, which shall [***].

16	Applicable Law and Dispute Resolution

16.1	This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without regards to its conflicts of law principles requiring the application of laws of another jurisdiction.

16.2	Any dispute, controversy or claims arising out of or in connection with this Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The seat of the arbitration shall be in Zurich, Switzerland. The arbitral proceedings shall be conducted in the English language.

17	Quality Agreement

17.1	Within [***] months of the Effective Date, the Parties will enter into a separate quality agreement (the “Quality Agreement”) with the Contract No: 0467A7F4-15C7.

17.2	The Quality Agreement and its annexes supplement this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

18	Miscellaneous

Amendment

18.1	No modification, extension or variation of this Agreement (or any document entered into pursuant to or in connection with this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the Parties to this Agreement. For the avoidance of doubt, no modification or variation of this Agreement shall be valid if made by e-mail.

18.2	Unless expressly so agreed, no modification or variation of this Agreement shall constitute or be construed as a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement which have already accrued up to the date of such modification or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force and effect, except and only to the extent that they are so modified or varied.

Assignment

18.3	Except as provided in Section 18.4, Ultragenyx shall not without the prior written consent of Rentschler (such consent not to be unreasonably withheld) assign this Agreement or any rights and obligations under this Agreement. Each Party is entering into this Agreement as principal not agent, and may not enforce any of its rights under or in connection with this Agreement for the benefit of any other person. Any purported assignment in breach of this Section shall confer no rights on the purported assignee.

18.4	Ultragenyx shall be entitled upon giving written notice to Rentschler to assign its rights under this Agreement to any member of Ultragenyx’s Group or to a third party which acquires all or substantially all assets relating to the Product. Any assignment made pursuant to this Section 18.4 shall be subject to the following terms:

18.4.1	no such assignment shall relieve Ultragenyx of any of its accrued obligations under this Agreement; and

18.4.2	any such assignment shall be made on terms that the assignee acknowledges that Rentschler may continue to deal exclusively with Ultragenyx in respect of all matters relating to this Agreement at all times unless and until the assignee notifies Rentschler in writing that it is exercising its rights as assignee.

Entire Agreement

18.5	This Agreement, and the Schedules and documents referred to in it, constitutes the entire agreement and understanding of the Parties and supersedes any previous agreement between the Parties relating to the subject matter of this Agreement. In the event of any conflict or ambiguity between this Agreement, the Quality Agreement, or any Schedule, this Agreement will control.

Waiver

18.6	In no event will any delay, failure or omission (in whole or in part) in enforcing, exercising or pursuing any right, power, privilege, claim or remedy conferred by or arising under this Agreement or by law, be deemed to be or construed as a waiver of that or any other right, power, privilege, claim or remedy in respect of the circumstances in question, or operate so as to bar the enforcement of that, or any other right, power, privilege, claim or remedy, in any other instance at any time or times subsequently.

Severability

18.7	If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement which shall remain in full force and effect. The Parties agree, in the circumstances referred to in this Section to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the same effect as would have been achieved by the invalid or unenforceable provision. The obligations of the Parties under any invalid or unenforceable provision of this Agreement shall be suspended whilst an attempt at such substitution is made.

Notices

18.8	Any notice given or made under this Agreement shall be in writing and signed by or on behalf of the Party giving it and shall be served by hand, delivering it or sending it by prepaid recorded or special delivery post or prepaid international recorded airmail, to the address stated above or as notified in writing from time to time by the relevant Party to the other Party.

Counterparts; Interpretation; Independent Contractors

18.9	This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement is not effective until each Party has executed at least one counterpart.

18.10	This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding on the Parties. All terms used in this Agreement shall be interpreted in accordance with the corresponding Swiss legal terms.

18.11	The Parties shall perform their obligations under this Agreement as independent contractors, and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

Export Control

18.12	This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America or other countries which may be imposed upon or related to Ultragenyx or Rentschler from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

THIS AGREEMENT has been executed by or on behalf of the Parties as of the date of the last signature shown below.

Signed on behalf of

Rentschler Biotechnologie GmbH

Date: August 31, 2012		Date: August 31, 2012

Signature:	/s/ Klaus Schoepe	Signature:	/s/ Thomas Sikloh
Printed Name: Dr. Klaus Schoepe		Printed Name: Thomas Sikloh
Position: SVP Client Relations		Position: SVP GMP-Operations

Signed on behalf of Ultragenyx Pharmaceutical Inc.		If second signature is required:

Date: August 27, 2012		Date:

Signature:	/s/ Thomas Kassberg	Signature:
Printed Name: Thomas Kassberg		Printed Name:
Position: Chief Business Officer		Position: